FIDELITY BOND AGREEMENT

This Agreement (the “Agreement”) dated February 27, 2025, is made by and among each series of MoA Funds Corporation (the “Investment Company”) specified in Schedule A, as amended from time to time, to this Agreement (each a “Fund” and together the “Funds”).

WITNESSETH:

WHEREAS, the Investment Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Funds jointly hold a fidelity bond required by the 1940 Act and Rule 17g-1 promulgated thereunder under which the Funds are named insureds; and

WHEREAS, Rule 17g-1 under the 1940 Act requires that the named insureds under such a bond enter into an agreement with respect to certain matters;

NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1. Description of Bond. A fidelity bond has been issued by the issuer named in Schedule B of this Agreement that designates the Funds as named insureds (the “Bond”). The issuer or the amount of the Bond may change or be adjusted from time to time, and any change in the issuer shall be reflected in Schedule B to this Agreement, as amended from time to time.

2. Minimum Recovery. In the event recovery is received under the Bond as a result of loss sustained by one or more of the Funds, each Fund shall receive an equitable and proportionate share of the recovery which shall be at least equal to the amount which each Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1) under the 1940 Act.

3. Term. The terms of this Agreement shall commence on the date hereof and shall terminate upon the termination or cancellation of the Bond or upon notice from any party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on February 27, 2025.

MoA Funds Corporation, on behalf of each Fund specified in

Schedule A

By: /s/R. Jeffrey Young
Name: R. Jeffrey Young
Title: President

SCHEDULE A

Funds

MoA Small Cap Value Fund

MoA Mid Cap Value Fund

MoA Small Cap Growth Fund

MoA International Fund

MoA Equity Index Fund

MoA Mid Cap Equity Index Fund

MoA Small Cap Equity Index Fund

MoA Catholic Values Index Fund™

MoA All America Fund

MoA Intermediate Bond Fund

MoA Core Bond Fund™

MoA US Government Money Market Fund

MoA Conservative Allocation Fund

MoA Moderate Allocation Fund

MoA Aggressive Allocation Fund

MoA Balanced Fund

MoA Retirement Income Fund

MoA Clear Passage 2015 Fund™1

MoA Clear Passage 2020 Fund™

MoA Clear Passage 2025 Fund™

MoA Clear Passage 2030 Fund™

MoA Clear Passage 2035 Fund™

MoA Clear Passage 2040 Fund™

MoA Clear Passage 2045 Fund™

MoA Clear Passage 2050 Fund™

MoA Clear Passage 2055 Fund™

MoA Clear Passage 2060 Fund™

MoA Clear Passage 2065 Fund™

MoA Clear Passage 2070 Fund™2

[1]	MoA Clear Passage 2015 Fund will be reorganized into the MoA Retirement Income Fund on or about April 25, 2025.
[2]	MoA Clear Passage 2070 Fund will be incepted on or about May 1, 2025.

SCHEDULE B

Issuer

Berkley Crime, a division of Berkley Financial Specialists, a Berkley Company, underwritten by Berkley Regional Insurance Company